
                                   Exhibit 12.

                                MOBIL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In millions)

                                                                            Nine
                                                                           Months
                                                                           Ended
                                     Year Ended December 31,              Sept. 30,
                              __________________________________________  ________
                                1990     1991     1992     1993     1994      1995
                              ______   ______   ______   ______   ______    ______
Income Before Change in
  Accounting Principle(s)..   $1,929   $1,920   $1,308   $2,084   $1,759    $1,601
Add:
Income taxes ..............    2,515    2,105    1,567    1,931    1,919     1,611
Portion of rents
  representative of
  interest factor .........      342      344      319      339      340       254
Interest and debt
  discount expense ........      700      713      612      529(a)   461       351
Earnings (greater) less
  than dividends from
  equity affiliates........     (100)    (151)      36      265      (40)      (27)
                              ------   ------   ------   ------   ------    ------

Income as Adjusted ........   $5,386   $4,931   $3,842   $5,148   $4,439    $3,790
                              ======   ======   ======   ======   ======    ======
Fixed Charges:
Interest and debt
  discount expense ........   $  700   $  713   $  612   $  529(a)$  461    $  351
Capitalized interest ......        7       20       42       42       37        30
Portion of rents
  representative of
  interest factor .........      342      344      319      339      340       254
                              ------   ------   ------   ------   ------    ------
Total Fixed Charges .......   $1,049   $1,077   $  973   $  910   $  838    $  635
                              ======   ======   ======   ======   ======    ======
Ratio of Earnings to
  Fixed Charges ...........      5.1      4.6      3.9      5.7(a)   5.3       6.0
                              ======   ======   ======   ======   ======    ======


Note:

  For the years ended December 31, 1990, 1991, 1992, 1993, 1994 and the nine months ended September 30, 1995, Fixed Charges exclude $42 million, $42 million,
$37 million, $31 million, $37 million and $22 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock
Ownership Plan Trust and guaranteed by Mobil.


(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.

MOBIL                                - 23 -